Exhibit 3.39

CERTIFICATE OF FORMATION

OF

TALOS ENERGY HOLDINGS LLC

l.)	The name of the limited liability company (the “LLC”) is Talos Energy Holdings LLC.

2.)

The address of the registered office of the LLC in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of the registered agent of the LLC at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of the LLC this 19th day of November, 2012.

/s/ John Harrison
John Harrison
Authorized Person